Exhibit 5.1

February 12, 2016

Board of Directors

Concordia Healthcare Corp.

277 Lakeshore Rd. East, Suite 302

Oakville, Ontario

L6J 1H9

Re:	Registration Statement on Form S-8 relating to an aggregate of 4,143,397 common shares under the Stock Option Plan and Long Term Incentive Plan of Concordia Healthcare Corp.

Ladies and Gentlemen:

We have acted as Canadian counsel to Concordia Healthcare Corp., a corporation incorporated under the laws of Ontario (the “Company”), with respect to certain legal matters relating to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on February 12, 2016 with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 4,143,397 common shares in the capital of the Company (the “Shares”), issuable upon (i) the exercise of stock options granted or to be granted pursuant to the Stock Option Plan of the Company (the “Stock Option Plan”) and (ii) the vesting of deferred share units and/or restricted share units to be granted pursuant to the Long Term Incentive Plan of the Company (the “LTIP”).

Examinations

In order to render our opinions, we have examined and are relying on originals or copies of the following documents:

(a)	the Stock Option Plan;

(b)	the LTIP;

(c)	a certificate of an officer of the Company dated as of the date hereof certifying certain factual matters, including:

(i)	the articles and the by-laws of the Company;

(ii)	the Company’s corporate status; and

(iii)	resolutions of the board of directors and shareholders, as applicable, of the Company in respect of the Stock Option Plan and the LTIP, and the issuance of common shares in the capital of the Company pursuant to the Stock Option Plan and the LTIP; and

(d)	a certificate of status dated the date hereof issued under the Business Corporations Act (Ontario) in respect of the Company.

We have considered such questions of law and examined such statutes and regulations of the Province of Ontario and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein having the force of law on the date hereof (collectively, “Ontario Law”).

We assume no obligation to revise or supplement this opinion should Ontario Law change subsequent to the date hereof by legislative action, judicial decisions or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinions, we have made the following assumptions and have relied upon the following:

(a)

stock options of the Company will be granted by the Company only in accordance with the terms of the Stock Option Plan, and Shares issued pursuant thereto will be issued and sold only in accordance with the terms of and upon the due exercise of such stock options and only in accordance with the terms of the Stock Option Plan;

(b)

deferred share units and restricted share units of the Company will be granted by the Company only in accordance with the terms of the LTIP, and Shares issued pursuant thereto will be issued only in accordance with the terms of and upon the due vesting of such deferred share units and restricted share units and only in accordance with the terms of the LTIP;

(c)

all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(d)	none of the documents, originals or copies of which we have examined, has been amended supplemented or revoked; and

(e)	all relevant individuals had full legal capacity at all relevant times.

We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

Whenever our opinion refers to Shares as being “fully-paid and non-assessable”, no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Shares or as to the sufficiency of any consideration received.

Opinions

Based and relying upon the foregoing and subject to the qualifications and limitations expressed below, as of the date hereof, we are of the opinion that, (i) when issued on the exercise of stock options in accordance with the provisions of the Stock Option Plan and the respective terms of the grant of such stock options, the Shares so issued will be validly issued as fully-paid and non-assessable common shares in the capital of the Company, and (ii) when issued on the vesting of deferred share units and/or restricted share units, as applicable, in accordance with the provisions of the LTIP and the respective terms of the grant of such deferred share units and/or restricted share units, as applicable, the Shares so issued will be validly issued as fully-paid and non-assessable common shares in the capital of the Company.

Qualifications and Limitations

No opinion is expressed in this opinion letter as to any of those matters which we have expressly assumed herein for the purposes of rendering the opinions expressed in this opinion letter.

This opinion letter has been prepared to be filed by the Company as an exhibit to the Registration Statement and must not be quoted from or referred to in any other documents without our prior written consent.

We hereby consent to being named in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC thereunder.

Yours truly,

/s/Fasken Martineau DuMoulin LLP